Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Jana Haynes	Julie Craven
(507) 437-5248	(507) 437-5345
jlhaynes@hormel.com	media@hormel.com

HORMEL FOODS ACHIEVES RECORD SECOND QUARTER EARNINGS

AUSTIN, Minn. (May 20, 2015) – Hormel Foods Corporation (NYSE: HRL) today reported record performance for the fiscal year 2015 second quarter.  All comparisons are to the second quarter of fiscal 2014.

SUMMARY

Second Quarter

♦            Record diluted EPS of $0.67, up 29 percent from $0.52 per share.

♦            Record dollar sales of $2.3 billion, increased 2 percent; volume up 5 percent.

♦            Total segment operating profit increased 29 percent.

♦            Refrigerated Foods segment operating profit up 52 percent; volume up 1 percent; dollar sales down 8 percent.

♦            Jennie-O Turkey Store segment operating profit up 41 percent; volume up 14 percent; dollar sales up 15 percent.

♦            Grocery Products segment operating profit up 1 percent; volume up 4 percent; dollar sales up 1 percent.  Excluding incremental net sales of MegaMex Foods products, volume down 4 percent and dollar sales down 5 percent.

♦            Specialty Foods segment operating profit up 11 percent; volume up 17 percent; dollar sales up 32 percent.  Excluding incremental sales of CytoSport Holdings, Inc. (“CytoSport”) products, volume down 6 percent and dollar sales down 6 percent.

♦            International & Other segment operating profit up 2 percent; volume down 3 percent; dollar sales down 7 percent.

The company reported fiscal 2015 second quarter net earnings of $180.2 million, up 29 percent from net earnings of $140.1 million a year earlier.  Diluted earnings per share for the quarter were $0.67, up 29 percent compared to $0.52 last year.  Sales for the quarter were $2.3 billion, up 2 percent from the same period in fiscal 2014.

COMMENTARY

“We achieved record second quarter earnings and sales, driving double-digit earnings growth with all five segments delivering increases” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer.

“Although declining pork markets drove lower pricing and net sales this quarter, Refrigerated Foods increased operating profit by 52 percent with strong sales growth of foodservice and retail value-added products,” commented Ettinger.  “Jennie-O Turkey Store entered the quarter with excellent momentum and drove robust sales and earnings gains, but exited the quarter with substantial supply chain challenges brought on by avian influenza.  Grocery Products benefited from input cost relief and growth of our SPAM® family of products, while the export business in our International segment continued to be challenged by port issues and the strong U.S. dollar,” commented Ettinger.  “Specialty Foods delivered earnings growth as the team continues to achieve synergies with the recently acquired CytoSport business.”

SEGMENT OPERATING HIGHLIGHTS – SECOND QUARTER

Refrigerated Foods (45% of Net Sales, 40% of Total Segment Operating Profit)

Segment profit for Refrigerated Foods increased 52 percent.  Results were driven by lower input costs along with strong sales growth of value-added items, including retail sales of HORMEL® pepperoni and HORMEL® GATHERINGSTM party trays and foodservice sales of HORMEL® BACON 1TM fully cooked bacon and HORMEL® pizza toppings.  Sales were down 8 percent this quarter, reflecting lower pricing due to declining pork markets and the dissolution of the Precept Foods joint venture.

Jennie-O Turkey Store (19% of Net Sales, 26% of Total Segment Operating Profit)

Even as avian influenza began to impact operations towards the end of the second quarter, segment profit for Jennie-O Turkey Store grew 41 percent, driven by the continued growth of value-added products and lower grain and fuel input costs as compared to last year.  Sales for the quarter increased 15 percent, including strong sales of JENNIE-O® lean ground turkey and JENNIE-O® rotisserie turkey.

Grocery Products (17% of Net Sales, 19% of Total Segment Operating Profit)

Grocery Products segment profit increased 1 percent and sales were up 1 percent, including the additional net sales of MegaMex Foods products not included in the prior year.  Lower input costs and strong sales growth of items such as our SPAM® family of products and WHOLLY GUACAMOLE® dips in our MegaMex Foods joint venture contributed to the gains.  The segment experienced softer sales of HORMEL® COMPLEATS® microwave meals.

Specialty Foods (13% of Net Sales, 7% of Total Segment Operating Profit)

Specialty Foods posted an 11 percent increase in segment profits despite a $4.5 million charge due to the closure of its CytoSport production facility in Benicia, California.  Segment sales increased 32 percent, largely attributable to the addition of MUSCLE MILK® protein nutrition product sales.

International & Other (6% of Net Sales, 8% of Total Segment Operating Profit)

International & Other segment profit increased 2 percent, driven by improved joint venture results.  Sales were down 7 percent, primarily due to declines in exports which were hampered by port challenges and demand pressure from the strong US dollar.

OUTLOOK

“While we enjoyed an excellent first half, we expect Jennie-O Turkey Store to be significantly challenged going forward due to the impacts of avian influenza on our turkey supply chain,” commented Ettinger.  “Refrigerated Foods and Grocery Products will continue to benefit from value-added product growth and lower pork input costs.  Specialty Foods is positioned to deliver substantial earnings increases in the back half with the CytoSport business.  Taking these factors into consideration, we are maintaining our 2015 non-GAAP1earnings guidance at the lower end of our previously stated $2.50 to $2.60 per share2 range.”

DIVIDENDS

Effective May 15, 2015, the company paid its 347th consecutive quarterly dividend, at the annual rate of $1.00.

CONFERENCE CALL

A conference call will be webcast at 7:00 a.m. CT on Wednesday, May 20, 2015. Access is available at www.hormelfoods.com.  The call will also be available via telephone by dialing 888-430-8705 and providing the access code 3883596.  An audio replay is available by calling 888-203-1112 and entering access code 3883596.  The audio replay will be available beginning at 10:00 a.m. CT on Wednesday, May 20, 2015, through 10:00 a.m. CT on Wednesday, June 3, 2015.  The webcast replay will be available at 10:00 a.m. CT, Wednesday, May 20, 2015, and will remain on our website for one year.

1 COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASUREMENTS

The non-GAAP adjusted financial measurements are presented to provide investors additional information to facilitate the comparison of past and present operations.  The non-GAAP adjusted financial measurements are used for internal purposes to evaluate the results of operations and to measure a component of certain employee incentive plans in fiscal year 2015.  Non-GAAP measurements are not intended to be a substitute for U.S. GAAP measurements in analyzing financial performance.  These non-GAAP measurements are not in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

2 ADJUSTED EARNINGS PER SHARE GUIDANCE

Adjusted diluted net earnings per share excludes first quarter fiscal 2015 nonrecurring charges of $0.05 relating to the closure of the Stockton, California, manufacturing facility and the exit from international joint venture businesses.  Subtracting the excluded non-recurring charges relating to the closure of the Stockton, California, manufacturing facility and the exit from international joint venture businesses from the non-GAAP adjusted diluted earnings per share guidance range of $2.50 to $2.60 per share results in a U.S. GAAP diluted earnings per share guidance range for fiscal year 2015 of $2.45 to $2.55 per share.  Adjusted diluted earnings per share provides shareholders a more clear view of comparable results.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s (S&P) 500 Index, S&P 500 Dividend Aristocrats for 2014, was named the 2013 Sustainable Supply Chain of the Year by Refrigerated & Frozen Foods magazine, and was again named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the seventh year in a row. Hormel Foods was also recognized as a 2015 Military Friendly Employer by G.I. Jobs magazine, on the 2015 Best for Vets Employers List by Military Times, and was named one of the 2015 40 Best Companies for Leaders by Chief Executive magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors on pages 29-36 in the company’s Form 10-Q for the fiscal quarter ended January 25, 2015, which includes information about the risk of outbreaks of disease among livestock and poultry flocks to the company’s revenues and operating margins.  The company’s Form 10-Q can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”

Segment Data

Fiscal 2015 Second Quarter Segment Operating Results (dollars in thousands)

	SECOND QUARTER – 13 WEEKS ENDED

NET SALES	April 26, 2015	April 27, 2014	% Change
Grocery Products	$397,265	$392,030	1.3
Refrigerated Foods	1,022,511	1,111,244	(8.0)
Jennie-O Turkey Store	438,912	380,425	15.4
Specialty Foods	287,424	217,176	32.3
International & Other	133,233	143,991	(7.5)
Total	$2,279,345	$2,244,866	1.5

OPERATING PROFIT
Grocery Products	$55,327	$54,890	0.8
Refrigerated Foods	114,837	75,397	52.3
Jennie-O Turkey Store	74,596	52,808	41.3
Specialty Foods	21,144	19,134	10.5
International & Other	21,383	20,863	2.5
Total segment operating profit	287,287	223,092	28.8
Net interest and investment expense (income)	1,966	3,399	(42.2)
General corporate expense	9,824	7,152	37.4
Noncontrolling interest	234	616	(62.0)
Earnings before income taxes	$275,731	$213,157	29.4

	YEAR TO DATE – 26 WEEKS ENDED

NET SALES	April 26, 2015	April 27, 2014	% Change
Grocery Products	$807,016	$793,550	1.7
Refrigerated Foods	2,166,726	2,239,665	(3.3)
Jennie-O Turkey Store	878,931	779,825	12.7
Specialty Foods	550,698	413,155	33.3
International & Other	271,047	261,343	3.7
Total	$4,674,418	$4,487,538	4.2

OPERATING PROFIT
Grocery Products	$96,702	$111,232	(13.1)
Refrigerated Foods	215,989	160,696	34.4
Jennie-O Turkey Store	167,616	112,353	49.2
Specialty Foods	39,720	40,389	(1.7)
International & Other	35,767	43,420	(17.6)
Total segment operating profit	555,794	468,090	18.7
Net interest and investment expense (income)	3,895	5,320	(26.8)
General corporate expense	13,077	16,068	(18.6)
Noncontrolling interest	946	1,726	(45.2)
Earnings before income taxes	$539,768	$448,428	20.4

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (In thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	April 26, 2015	April 27, 2014	April 26, 2015	April 27, 2014

Net sales	$2,279,345	$2,244,866	$4,674,418	$4,487,538

Cost of products sold	1,819,789	1,866,108	3,770,257	3,710,138

GROSS PROFIT	459,556	378,758	904,161	777,400

Selling, general and administrative	189,733	165,785	370,032	331,974

Equity in earnings of affiliates	7,874	3,583	9,534	8,322

OPERATING INCOME	277,697	216,556	543,663	453,748

Other income & expenses:
Interest & investment income (expense)	1,117	(306)	2,266	867
Interest expense	(3,083)	(3,093)	(6,161)	(6,187)

EARNINGS BEFORE INCOME TAXES	275,731	213,157	539,768	448,428

Provision for income taxes	95,296	72,451	186,903	153,264
(effective tax rate)	34.56%	33.99%	34.63%	34.18%

NET EARNINGS	180,435	140,706	352,865	295,164
Less: net earnings attributable to noncontrolling interest	234	616	946	1,726
NET EARNINGS ATTRIBUTABLE TO	$180,201	$140,090	$351,919	$293,438
HORMEL FOODS CORPORATION

NET EARNINGS PER SHARE
Basic	$0.68	$0.53	$1.33	$1.11
Diluted	$0.67	$0.52	$1.30	$1.09

WEIGHTED AVG. SHARES OUTSTANDING
Basic	264,028	263,926	263,852	263,839
Diluted	270,444	270,410	270,253	270,317

DIVIDENDS DECLARED
PER SHARE	$0.25	$0.20	$0.50	$0.40

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands)

	April 26, 2015	October 26, 2014
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 624,395	$ 334,174
Accounts receivable	578,726	609,526
Inventories	963,481	1,054,552
Income taxes receivable	28,739	25,678
Deferred income taxes	86,853	86,853
Prepaid expenses	14,546	15,250
Other current assets	5,691	6,738

TOTAL CURRENT ASSETS	2,302,431	2,132,771

INTANGIBLES	1,779,787	1,781,296

OTHER ASSETS	550,712	539,785

PROPERTY, PLANT & EQUIPMENT, NET	990,068	1,001,767

TOTAL ASSETS	$ 5,622,998	$ 5,455,619

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$ 870,182	$ 954,692

LONG-TERM DEBT – LESS CURRENT MATURITIES	250,000	250,000

OTHER LONG-TERM LIABILITIES	659,001	638,871

SHAREHOLDERS’ INVESTMENT	3,843,815	3,612,056

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$ 5,622,998	$ 5,455,619

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited) (In thousands)

	Twenty-Six Weeks Ended
	April 26, 2015	April 27, 2014

OPERATING ACTIVITIES
Net earnings	$ 352,865	$ 295,164
Depreciation and amortization of intangibles	65,727	63,684
Decrease (increase) in working capital	17,477	(87,834)
Other	9,668	4,021
NET CASH PROVIDED BY OPERATING ACTIVITIES	445,737	275,035

INVESTING ACTIVITIES
Acquisitions of businesses/intangibles	-	(41,502)
Net purchases of property/equipment	(43,934)	(70,832)
Decrease (increase) in investments, equity in affiliates, and other assets	5,379	(111)
NET CASH USED IN INVESTING ACTIVITIES	(38,555)	(112,445)

FINANCING ACTIVITIES
Dividends paid on common stock	(118,715)	(97,594)
Share repurchase	-	(15,126)
Other	3,476	15,584
NET CASH USED IN FINANCING ACTIVITIES	(115,239)	(97,136)
Effect of exchange rate changes on cash	(1,722)	(138)
INCREASE IN CASH AND CASH EQUIVALENTS	290,221	65,316
Cash and cash equivalents at beginning of year	334,174	434,014
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$ 624,395	$ 499,330